QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

FOR IMMEDIATE RELEASE

Editorial Contacts: Laura Richey NAVTEQ Corporation Tel: 312-894-7127 e-M: laura.richey@navteq.com	Bob Richter for NAVTEQ Corporation Tel: 212-802-8588 e-M: bob@richtermedia.com
Investor Relations Contact: Thomas R. Fox Director, Investor Relations NAVTEQ Corporation Tel: 312-894-7500 e-mail: investorrelations@navteq.com

NAVTEQ Reports Record First Quarter Financial Results

        Chicago, IL—April 20, 2005—NAVTEQ Corporation (NYSE: NVT), a leading global provider of digital map data for vehicle navigation and location-based solutions, today reported record first quarter revenue, operating income and net income for the quarter ended March 27, 2005.

        Revenue in the quarter rose 32% over the first quarter of 2004 to $104.7 million. Operating income grew 56% over the prior year to $24.8 million. Net income was up 73% in the quarter to $16.8 million, compared with $9.7 million in the prior year's first quarter. Diluted earnings per share for the first quarter grew 68% to $0.18, compared with $0.11 in the prior year's quarter.

        "In the first quarter of 2005, we sustained the momentum that we built in 2004 and delivered record first quarter financial performance," said Judson Green, President and Chief Executive Officer. "In doing so, we made significant progress on a number of database coverage and content projects that will help to further differentiate our product and enable our customers to offer unique products and services in the months and years ahead."

        Revenue from NAVTEQ's European operations totaled $72.0 million in the quarter, up 32% from $54.6 million in the first quarter of 2004. North American revenue was $32.7 million in the quarter, a 31% increase over the $24.9 million posted in the first quarter of 2004.

        Cash and marketable securities totaled $106.7 million at March 27, 2005. Net cash provided by operating activities for the first quarter was $5.8 million, compared with $4.9 million in the first quarter of 2004.

Earnings Call Information

        The information for the company's earnings release conference call is as follows:

When:	Wednesday, April 20, 2005 at 5:00 PM ET
Where:	http://investor.navteq.com
How:	Log on to the web at the URL above or call to listen in at 800-591-6923 (North America) or 617-614-4907 (international), passcode 97804016
Contact:	investorrelations@navteq.com

        The company will provide a telephone replay of the conference call at 888-286-8010 (North America) or 617-801-6888 (international), passcode 77045634. The telephone replay will be accessible from 7:00 PM ET Wednesday, April 20, 2005 through 11:59 PM ET on Wednesday, April 27, 2005. An on-demand replay of the conference call will also be available online at investor.navteq.com until April 20, 2006.

        This document may include certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption "Risk Factors" in NAVTEQ's Annual Report on Form 10-K for the year ended December 31, 2004, as amended, as filed with the Securities and Exchange Commission. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. NAVTEQ does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

About NAVTEQ

        NAVTEQ is a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices and Internet-based mapping applications. NAVTEQ creates the digital maps and map content that power navigation and location-based services solutions around the world. The Chicago-based company was founded in 1985 and has approximately 1,500 employees located in over 100 offices in 20 countries.

        NAVTEQ is a trademark in the U.S. and other countries. © 2005 NAVTEQ Corporation. All rights reserved.

###

NAVTEQ CORPORATION
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	Mar. 28, 2004	Mar. 27, 2005
Net revenue	$79,465	104,697
Operating costs and expenses:
Database creation and distribution costs	40,435	47,953
Selling, general, and administrative expenses	23,096	31,913

Total operating costs and expenses	63,531	79,866

Operating income	15,934	24,831
Other income (expense)	(205)	601

Income before income taxes	15,729	25,432
Income tax expense	6,010	8,647

Net income	9,719	16,785

Earnings per share of common stock -
Basic	$0.12	0.19

Diluted	$0.11	0.18

Weighted average shares of common stock outstanding -
Basic	84,178	88,625

Diluted	91,125	93,500

NAVTEQ CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	Dec. 31, 2004	March 27, 2005
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$30,101	26,021
Short-term marketable securities	45,650	40,074
Accounts receivable, net	56,582	76,329
Deferred income taxes	50,696	53,510
Prepaid expenses and other current assets	8,348	9,867

Total current assets	191,377	205,801
Property and equipment, net	18,220	17,767
Capitalized software development costs, net	26,243	26,307
Long-term deferred income taxes, net	92,069	82,591
Long-term marketable securities	27,280	40,574
Deposits and other assets	9,519	10,644

Total assets	$364,708	383,684

Liabilities and Stockholders' Equity
Current liabilities :
Accounts payable	$13,962	13,327
Accrued payroll and related liabilities	28,054	24,351
Other accrued expenses	20,609	20,548
Deferred revenue	31,165	32,853

Total current liabilities	93,790	91,079
Fair value of foreign currency derivative	21,616	15,405
Long-term deferred revenue	13,342	14,000
Other long-term liabilities	3,142	2,714

Total liabilities	131,890	123,198

Stockholders' equity	232,818	260,486

Total liabilities and stockholders' equity	$364,708	383,684

NAVTEQ CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Quarter Ended
	Mar. 28, 2004	Mar. 27, 2005
Cash flows from operating activities:
Net income	$9,719	16,785
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,896	5,032
Deferred income taxes	4,005	5,213
Stock compensation expense	187	2,289
Noncash other	785	4,437
Changes in operating assets and liabilities	(12,681)	(27,941)

Net cash provided by operating activities	4,911	5,815

Cash flows from investing activities:
Acquisition of property and equipment	(1,776)	(1,491)
Capitalized software development costs	(2,911)	(2,995)
Net purchases of marketable securities	-	(8,229)
Purchase of investment	-	(500)
Cash on deposit with affiliate , net	84	-

Net cash used in investing activities	(4,603)	(13,215)

Cash flows from financing activities:
Issuance of common stock and other equity transactions	133	4,170

Net cash provided by financing activities	133	4,170

Effect of exchange rate changes on cash	(52)	(850)

Net increase (decrease) in cash and cash equivalents	389	(4,080)
Cash and cash equivalents at beginning of period	1,982	30,101

Cash and cash equivalents at end of period	$2,371	26,021

QuickLinks

  Exhibit 99.1
NAVTEQ CORPORATION Condensed Consolidated Statements of Income (In thousands, except per share data) (Unaudited)
NAVTEQ CORPORATION Condensed Consolidated Balance Sheets (In thousands)
NAVTEQ CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited, in thousands)